EXHIBIT 99.1

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Cindy Martin

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Prime Group Realty Trust Sells 12 Floors at 330 N. Wabash; Five-Star Hotel Planned at Architectural Icon with Newly Awarded Landmark Status and Winner of Office Building of the Year Award

CHICAGO, March 18, 2008 – Prime Group Realty Trust (NYSE: PGEPRB), a Chicago-based real estate investment trust (“PGRT”), announced today that it has sold 12 floors, containing approximately 375,000 square feet of space, at 330 North Wabash Avenue for a sales price of $46 million to a joint venture between an affiliate of Oxford Capital Group, LLC and LaSalle Hotel Properties. The purchaser plans to develop the space into a five-star super luxury hotel. Located on the north bank of the Chicago River between State Street and Wabash Avenue, 330 North Wabash (formerly known as One IBM Plaza) is a landmark Chicago building and the last and largest American building designed by renowned architect Mies van der Rohe. The building is a 52-story, Class A office tower, of which approximately 1.1 million square feet will remain office after the sale.

The hotel is expected to house up to 335 rooms. The standard guestroom will be approximately 525 square feet, one of the largest in the city, and will have large 5-fixture bathrooms. Guestrooms will have 9.5 foot ceilings with floor to ceiling windows providing dramatic views of the Chicago River, Lake Michigan and the Chicago skyline. Approximately 20% of the rooms will be suites, ranging in size from 775 to 2,350 square feet. The hotel will offer 17,000 square feet of state-of-the-art facilities for meetings and social affairs, including a 5,000 square foot ballroom with spectacular river views. A 9,000 square foot distinguished chef-driven restaurant will also be featured, as well as a lobby bar, wine room, fitness center, indoor pool and destination spa. The hotel is being designed by The Gettys Group, Inc. (“Gettys”), a global hospitality design and development firm based in Chicago. The purchaser joint venture is striving to achieve a Silver LEED certification for the hotel, through both “green” design and operations. It is expected that the completed hotel will open in 2010.

For potential office tenants, 330 North Wabash offers floor to ceiling glass windows which, in conjunction with the fact that it is located on a bend of the Chicago river and is set forward of both Marina City and the Trump Tower, provides unobstructed, dramatic views of the Chicago River and Lake Michigan. The building has approximately 32,000 square foot floor plates that are column free and allows for very efficient space planning.

The property features executive underground parking spaces in the building itself, as well as an adjacent 11-story 902-space parking garage.

A building-wide redevelopment of the office portion of the property, in addition to the hotel, is in process, which will preserve the integrity of this Mies classic while establishing a new identity in an ever-changing cityscape. Enhancements to the building include: new branding and signage; cleaning and restoration of the exterior plaza granite, interior lobby granite, interior lobby travertine walls and mosaic ceiling; revitalization of Mies lobby lighting; redevelopment of the elevator cabs; new state-of-the-art VAV HVAC systems; and new master security and fire, life safety command center and systems. The building will also have a green roof and the renovations will be undertaken to cause the building to operate in an environmentally sensitive manner.

Jeffrey A. Patterson, PGRT’s President and Chief Executive Officer said, “With its close proximity to the new Trump Hotel and Tower, Michigan Avenue, the riverfront walk, and other new developments in the surrounding area, 330 North Wabash is in the new heart of Chicago. The addition of an on-site super luxury hotel, with a great restaurant, spa and conference facilities, will further enhance the location’s desirability for office tenants, as well as others in the area.”

The purchaser, Modern Magic Hotel, LLC, is a joint venture between Oxford OG Hospitality Chicago, LLC, and LaSalle Hotel Properties (NYSE: LHO), a real estate investment trust headquartered in Bethesda, Maryland. The purchaser acquired floors 2-13 and has an option to acquire the 14th Floor. Oxford OG’s managing and majority principal is John W. Rutledge, founder, President and CEO of Oxford Capital Group, LLC, a Chicago based real estate, private equity and asset management firm focusing on the lodging sector. Its other senior principal is Roger G. Hill, the co-founder and CEO of Gettys Group, Inc., a Chicago-based architectural, engineering and purchasing firm.

“We are excited to be developing a super luxury hotel in this iconic building, which along with the Seagram Building on Park Avenue in New York, is one of Mies Van der Rohe’s most important buildings and thus among the most prominent mid-century modern buildings in the world. We are also excited to be developing one of only two luxury hotels directly on the waterfront in Chicago’s new Gold Coast, given the myriad positive developments in and around the immediate area,” said Mr. Rutledge. He also said that his group is in discussions with both independent operators and several major hotel brands interested in managing the super luxury hotel, which is programmed to have some of the largest guestrooms, largest bathrooms, tallest ceiling heights and best views of any of the luxury hotels in the City.

Completed in 1971, 330 N. Wabash was the largest and last building in North America designed by renowned architect Mies van der Rohe. As such, the building was recently awarded City of Chicago Landmark and Class L status, entitling owners and tenants to significant reductions in future real estate tax assessments.

“The Class L status will reduce the assessed value of the building by 50% per year over at least 10 years, creating extremely low operating expenses relative to competing office buildings,” said Patterson. “Combined with the completed hotel and its amenities, redeveloped office space, and great views all around, it is yet another reason why 330 N. Wabash is an exceptional Class A office alternative in one of the premier areas of Chicago.”

In addition, 330 North Wabash Avenue has recently won the prestigious award for “The Office Building of the Year 2007/2008” (the “TOBY Award”) for the Chicago Central Business District from the Building Owners and Managers Association (“BOMA”). 330 North Wabash was declared the winner in the 1.0 million plus square-foot category at BOMA’s meeting for the Chicago CBD in September 2007 and for the Five State North Central Region in January 2008. The building, which was completed in 1972, won the award over several of the newest and most technologically advanced buildings in the Chicago CBD.

The TOBY award program, now in its 21st year, is commonly recognized as the most prestigious and comprehensive program in the commercial real estate industry related to the management and operation of buildings. Participants are judged on the effectiveness of their overall building management in 11 categories, including community impact, tenant relations, energy management, emergency preparedness and training for personnel.

This is the fourth BOMA awards ceremony in a row that a buiding owned and managed by Prime Group Realty Trust has won a TOBY Award. 77 West Wacker won the TOBY award in the 500,000 to 1,000,000 square-foot category for both the Chicago CBD in September 2006 and for the Five State North Central Region in January 2007. For two years in a row in 2006 and in 2005, PGRT won TOBY Awards for its Continental Towers building in Rolling Meadows Illinois, for both the suburban Chicago and five State North Central Region areas.

About Prime Group Realty Trust

Owned by one of the largest private real estate owners in the country, The Lightstone Group, Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) which owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in metropolitan Chicago. The Company owns 9 office properties containing an aggregate of 3.8 million net rentable square feet, one industrial property comprised of approximately 120,000 square feet, a joint venture interest in one office property comprised of approximately 101,000 net rentable square feet and a membership interest in an unconsolidated entity which owns extended-stay hotel properties. It leases and manages approximately 3.9 million square feet comprising all of the wholly-owned properties. In addition, the Company is also the managing and leasing agent for the approximately 959,000 square foot property located at 77 West Wacker Drive in Chicago, Illinois, and the approximately 1.5 million square foot Citadel Center office building located at 131 South Dearborn Street in Chicago, Illinois. For more information about Prime Group Realty Trust, contact the company’s Chicago headquarters at (312) 917-1300 or visit its website at www.pgrt.com.

About the Lightstone Group

The Lightstone Group is one of the country’s largest privately held real estate companies with interests in residential, office, retail, hospitality, and industrial real estate assets. The company, principally through its related operating entities, Prime Retail, Extended Stay Hotels, and Prime Group Realty Trust, owns a diversified portfolio of over 687 hotels, 18,000 residential units and approximately 29 million square feet of office, industrial and retail properties in 46 states, the District of Columbia, Canada and Puerto Rico. Headquartered in New York, The Lightstone Group employs approximately 14,000 staff and professionals and maintains regional offices in Maryland, South Carolina, Illinois and New Jersey. For more information on The Lightstone Group, call 800-347-4078 or visit www.lightstonegroup.com.

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views with respect to future events and financial performance. The words, “believes,” “expects,” “anticipates,” “estimates,” and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission.

About Oxford Capital Group, LLC

Oxford Capital Group, LLC, is a Chicago based real estate, private equity, asset management, and investment holding company. Oxford Capital and its principals’ investment activities focus on operationally intensive forms of real estate with the majority of the firm’s activities devoted to the lodging/hospitality/leisure sector and senior housing. The firm also has invested selectively in the other major real estate asset classes. In its corporate private equity transactions, Oxford focuses on quick service restaurants, consumer retail, select healthcare transactions and financial services, including banking. The company and its affiliates have sponsored, co-sponsored and/or participated in the acquisition, investment and asset management of approximately $3 billion in transactions primarily in the lodging sector. In addition to its corporate headquarters, Oxford Capital Group, LLC, has direct or property level offices in Charleston, South Carolina, Chicago, New York City, Washington, D.C. (Northern Virginia), and Palm Beach, and affiliated offices in San Francisco, Los Angeles and Tokyo. For more information, call (312) 755-9500 or visit www.oxford-capital.com.